October 1, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
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RAYMOND JAMES FINANCIAL ANNOUNCES KEY SENIOR LEADERSHIP APPOINTMENTS

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) Chairman and CEO Paul Reilly today announced an executive management change as well as leadership appointments within the Asset Management Services division.

As part of the firm’s long-term succession plan, Jeff Dowdle, chief administrative officer and president of the firm’s Asset Management Group (AMG), has been named chief operating officer (COO), effective immediately. In addition to his new responsibilities, Dowdle will continue as head of AMG as well as oversee several of the firm’s corporate administration departments and other budgetary and administrative duties.

“A 28-year veteran of Raymond James, Jeff brings deep institutional knowledge to his new role,” said Reilly. “He’s done an outstanding job leading our asset management business and as chief administrative officer, and has the cross-organizational perspective for continued success as chief operating officer.”

Prior to his current role, Dowdle was president of the Asset Management Services division and senior vice president of Raymond James & Associates. He is a member of the firm’s Executive Committee.

Additionally, AMS COO Erik Fruland has been promoted to president of the division. SVP of Operations Al Caudullo will replace Fruland as COO in AMS.

“Erik and Al are completely deserving of and well prepared for their new roles as president and COO, respectively,” Dowdle said. “We have been expanding their AMS management roles over the last several years as part of our firm and AMS-specific succession plans. These promotions are simply the next step in the evolution of our leadership structure.  I have complete confidence in Erik, Al and the rest of the management team to continue the growth and success of the AMS business.”

Fruland joined Raymond James in 1991 and is a member of the AMS Investment Committee, serves as a director for Raymond James & Associates Board of Directors and the Raymond James Charitable Endowment Fund, and is a member of Raymond James’ Operating Committee. He’s served in financial positions for the parent company, as COO of Raymond James & Associates and most extensively in leadership roles within AMS. He received both a bachelor’s degree in finance and a master’s degree in business administration from Florida State University.

Caudullo joined Raymond James in 1998 and has held several positions in operations, trading and leadership in AMS. Additional leadership duties include roles on the Anti-Money Laundering Oversight Committee, the firm’s Diversity and Inclusion Advisory Committee and the Business Continuity Advisory Committee. A graduate of the University of South Florida, he holds a bachelor’s degree in Finance and attended the Securities Industry Institute at the Wharton School of the University of Pennsylvania.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors. Total client assets are $825 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.